SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ROBERT HALF INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROBERT HALF INTERNATIONAL INC.
Annual Meeting of Stockholders
May 18, 2022

SUPPLEMENTAL PROXY INFORMATION

The following information supplements the 2022 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Robert Half International Inc. (“Robert Half” or the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 14, 2022 and subsequently made available to the Company’s stockholders in connection with the solicitation of proxies by our Board of Directors for use at our 2022 Annual Meeting of Stockholders, scheduled for May 18, 2022 (the “Annual Meeting”). These supplemental proxy materials, which are being filed with the SEC on May 2, 2022, should be read in conjunction with the Proxy Statement.

Director Succession and Commitment to Board Diversity

Robert Half has long been committed to board diversity, as evident from our historical board composition practices. For example, from 2019 through March 16, 2022 Robert Half had two female directors, one of whom was the chairwoman of the Audit Committee. Sadly, Barbara J. Novogradac, Director and Audit Committee Chairwoman, died unexpectedly on March 16, 2022, less than one month before the Proxy Statement was filed and mailed to stockholders. (See page 10 of the Proxy Statement.) Prior to Ms. Novogradac’s death, 50% of our independent directors (3 out of 6) were diverse by gender or ethnicity. This was achieved through thoughtful consideration and policy changes over the past six years, which included the addition of two diverse board members. Further, the Board amended its Corporate Governance Guidelines in 2020 to formalize the Board’s commitment to include qualified female and racially/ethnically diverse candidates in the slate of candidates considered for any board vacancy.

After the sudden passing of our respected board member, it was necessary to thoughtfully consider the composition of our Board of Directors and the specific skills and background to be sought in a new board member. We determined there was not sufficient time to complete the necessary due diligence to add a board member for consideration at the upcoming Annual Meeting. However, the Board is committed to conducting a search for a qualified board member in accordance with the board succession policy in the Corporate Governance Guidelines, with the inclusion of qualified female and racially/ethnically diverse candidates in the slate of candidates. While there can be no guarantees given the required skills, experience, and satisfaction of independence and other applicable regulatory requirements that must be confirmed for a new board member, it is the Board’s goal to appoint a new qualified female board member no later than the 2023 Annual Meeting of Stockholders.

A Corporate Commitment to Diversity and Sustainability

In addition to being one of only a select few companies named by Fortune as a Most Admired Company for 25 consecutive years, we were also included on Barron’s annual list of the 100 Most Sustainable Companies and on April 26, 2022 appeared on the list of Forbes Best Employers for Diversity. In January 2022, Robert Half, including its consulting subsidiary Protiviti, was named one of the Best Places to Work for LGBTQ+ Equality™ by the Human Rights Campaign Foundation for the sixth consecutive year, and Robert Half and Protiviti were selected for the Bloomberg Gender-Equality Index for the fourth year in a row.